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Investor Relations
(713) 634-7775
Email: investor@furmanite.com

Furmanite CEO Plans Retirement - No Change in Direction

HOUSTON, TEXAS (May 27, 2014) - Furmanite Corporation (“the Company”) (NYSE: FRM) today announced that Charles R. (Charlie) Cox will retire as the Company’s CEO effective as of December 31, 2014. The Company also announced that Sangwoo (Bill) Ahn, Presiding Non-Executive Director, will assume the additional role of Non-Executive Board Chairman during the succession planning process associated with Mr. Cox’s retirement. Mr. Cox will continue to serve as a director of the Company.

Mr. Cox said, “I am extremely pleased with what our great team has accomplished in the past four years, and with our positioning for remarkable future growth and success as well! Our entire management team and Board remain totally committed to the Company’s new cultural and strategic direction. This includes the continued integration of our extensive geographical footprint with our World leading service line capabilities to truly serve our customers “The Orange Way”, as one single global team!”

Mr. Ahn added, “The Board has been working on a succession plan and the Board’s approval of Charlie’s decision to retire at the end of 2014 simply marks the next stage in an orderly succession process supporting the Company’s continuing growth. The Board will assure that continuity of our strategic direction is maintained through, and beyond, the leadership transition!”

Mr. Cox concluded, “We still have much to accomplish in 2014 and are confident that the normal activities of the succession process will have no impact on either current operations or our planning and preparation for the Company’s future!”

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

10370 Richmond Avenue, Suite 600 Houston, Texas 77042 713-634-7775

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this earnings release and the Company’s Form 10-K as of December 31, 2013 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.